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EXHIBIT 99.B.



(MASSMUTUAL LETTERHEAD)            FORM OF LEGAL OPINION


C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154

RE:  Re:  Post-Effective Amendment No. 1 to Registration Statement 333-41667
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     filed on Form S-6
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 1 to Registration Statement 333-41667 under the Securities Act of 1933 for C.M. Life Insurance Company's ("C.M. Life") Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies"). C.M. Life Variable Life Separate Account I issues the Policies.

As 2nd Vice President & Associate General Counsel for C.M. Life, I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this filing.

Very truly yours,


/s/ Richard M. Howe
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Richard M. Howe
2nd Vice President & Associate General Counsel